Exhibit 4.2

                                 AMENDMENT NO. 1
                                       TO
                              ADVERTISING AGREEMENT

      THIS FIRST AMENDMENT TO ADVERTISING AGREEMENT, dated December 9, 2003 (the "First Amendment"), is by and among Bartholomew International Investments Ltd., Inc. ("BIIL"), and Radix Marine, Inc., a Nevada corporation (the "Client").

                                    RECITALS

      A. BIIL and the Client entered into an Advertising Agreement dated October 22, 2003, a copy of which is attached hereto as Exhibit A (the "Agreement"), pursuant to which BIIL agreed to provide certain advertising services to the Client.

      B. Client and BIIL wish to amend Sections 8 and 14 of the Agreement to extend the duration of the Agreement and provide for additional consideration in exchange for additional advertising services.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A. Section 8 of the Agreement shall be deleted in its entirety and shall read as follows:

"8. Term of Agreement.

This Agreement shall become effective upon execution hereof and shall continue thereafter and remain in effect for a period of nine (9) months and/or until such time as such matters are finalized to the satisfaction of both Radix Marine, Inc. and BIIL. It is expressly acknowledged and agreed by and between the parties hereto that BIIL shall not be obligated to provide any services and/or perform any work related to this Agreement until such time that the agreed upon compensation has been received by BIIL."

B. Section 14 of the Agreement shall be amended to include Section 14(a), which shall read as follows:

"BIIL shall receive One Million Four Hundred Thousand shares of common stock of Radix Marine, Inc."


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EXECUTED on the date first set forth above.

                                        CLIENT:

                                        RADIX MARINE, INC.

                                        By: /s/ Kathy Bright
                                            ----------------------------------
                                            Kathy Bright - President & CEO


                                        BIIL:

                                        By: /s/ Terrence Byrne
                                        --------------------------------------
                                        Name: Terrence Byrne


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